EXHIBIT 99.1

October 26, 2004

NEWS RELEASE to Lexington Herald-Leader

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended September 30, 2004.

Net income for the three months ended September 30, 2004 was $(1,000), or $0.00 per share (on a diluted basis), compared to $249,000, or $0.16 per share, for the quarter ended September 30, 2003. Net income for the nine-month period ended September 30, 2004 was $403,000, or $0.26 per share, as compared to $574,000, or $0.38 per share, for the nine-month period ended September 30, 2003. Total assets at September 30, 2004 were $214.0 million as compared to $217.2 million at June 30, 2004, a decrease of $3.2 million.

Earnings for the current quarter, as compared to the third quarter of 2003, were positively impacted by a decline of $226,000 in operating expenses. Earnings were adversely impacted, however, by two primary factors: 1) an increase in the provision for loan losses of $222,000 and 2) as previously announced, an approximate loss of $100,000 on the sale of certain assets used in the mortgage banking operations it conducted under the name of First Security Mortgage Company.

According to Doug Hutcherson, President & CEO, “In 2003, loans to a troubled franchise operator were re-classified into non-accrual. Following that operator’s Chapter 11 Reorganization during the third quarter of 2004, we obtained revised collateral values and lowered our loan balances to those levels. With that action, we also increased our provision for loan losses. We believe this step, when combined with the reduction in non-accrual loan balances, strengthened our balance sheet.
The sale of certain assets used in the bank’s residential mortgage banking operations represents a re-positioning of our efforts in that portion of our business, following the decline in residential mortgage refinancing opportunities in the market.”

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	9/30/04	12/31/03	9/30/03
Assets
Cash & Due From Banks	$4,753	$4,820	$5,403
Federal Funds Sold	7,216	25,193	8,686
Securities	36,265	38,624	38,386
Loans	157,482	161,519	163,895
Allowance For Loan Losses	(1,796)	(2,379)	(2,224)

Net Loans	155,686	159,140	161,671
Other Assets	10,090	10,481	10,855

Total Assets	$214,010	$238,258	$225,001

Liabilities & Shareholders' Equity
Deposits
Non-interest Bearing	$23,002	$24,581	$21,944
Savings, Money Market & NOW	54,491	41,391	41,803
Certificates of Deposit	93,153	124,668	124,024

Total Deposits	170,646	190,640	187,771
Repurchase Agreements	8,264	8,874	3,723
Other Borrowed Funds	13,821	17,512	13,065
Other Liabilities	941	1,120	1,040

Total Liabilities	193,672	218,146	205,599
Shareholders' Equity	20,338	20,112	19,402

Total Liabilities & Shareholders' Equity	$214,010	$238,258	$225,001

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

	Three Months Ended 9/30/04 9/30/03		Nine Months Ended 9/30/04 9/30/03
Interest Income	$2,639	$2,768	$8,057	$8,648
Interest Expense	1,054	1,333	3,376	4,241

Net Interest Income	1,585	1,435	4,681	4,407
Loan Loss Provision	222	50	297	519

Net Interest Income After Provision	1,363	1,385	4,384	3,888
Other Income	255	794	1,166	2,214
Other Expenses	1,629	1,855	4,975	5,397
Provision for Federal Income Tax	(10)	75	172	131

Net Income (loss)	$(1)	$249	$403	$574

Earnings Per Share
Basic	$.00	$.17	$.26	$.39
Diluted	.00	.16	.26	.38

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.